EXHIBIT 21.1

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

SUBSIDIARIES

Subsidiary	Jurisdiction or State of Organization
Allscripts Healthcare LLC	North Carolina

Eclipsys Corporation	Delaware

Eclipsys Canada Corporation	Canada

Eclipsys International Holdings, LLC	Delaware

Eclipsys Practice Solutions, LLC	Delaware

Eclipsys ME, FZ-LLC	Dubai, UAE

Eclipsys (India) Private Limited	India

Eclipsys Malaysia, SDN, BHD	Malaysia

Eclipsys (Mauritius) Limited	Mauritius

Eclipsys Healthcare IT (Singapore) PTE. LTD.	Singapore

Eclipsys Healthcare IT (Australia) PTY. LTD.	Australia

Coniston Exchange LLC	Delaware